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                                                                    EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Pre-Effective Amendment No. 1 to the Joint Registration Statement on Form S-3 and the related Prospectus of Patriot American Hospitality, Inc. and Wyndham International, Inc. (formerly Patriot American Hospitality Operating Company) for the registration of $1,000,000,000 of paired common stock and preferred stock of the Companies and to the incorporation by reference therein of our report dated March 5, 1997 with respect to the Financial Statements of NorthCoast Hotels, L.L.C. included in the Joint Current Report on Form 8-K of Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company dated July 1, 1997 filed with the Securities and Exchange Commission.


                                                        /s/ ERNST & YOUNG LLP
Seattle, Washington
May 1, 1998